Exhibit 10.13

SECOND AMENDMENT TO THE

ORUKA THERAPEUTICS, INC.

AMENDED AND RESTATED

2024 EQUITY INCENTIVE PLAN

WHEREAS, Oruka Therapeutics, Inc., a Delaware corporation (the “Company”), maintains the Oruka Therapeutics, Inc. Amended and Restated 2024 Equity Incentive Plan (the “Plan”); and

WHEREAS, pursuant to Section 10(d) of the Plan, the Board may amend the Plan at any time.

NOW, THEREFORE, pursuant to its authority under Section 10(d) of the Plan, the Board hereby amends the Plan as follows, effective as of May 7, 2024 (the “Amendment Effective Date”):

1.	Section 4(a) of the Plan is hereby amended and restated in its entirety to read as follows:

Number of Shares. Subject to adjustment under Section 8 hereof, Awards may be made under the Plan covering up to 2,063,699 shares of common stock of the Company (the “Common Stock”), all of which may be granted as Incentive Stock Options (as hereinafter defined). If any Award expires, lapses, or is terminated, surrendered or canceled without having been fully exercised or is forfeited in whole or in part (including as the result of shares of Common Stock subject to such Award being repurchased by the Company at or below the original issuance price), in any case in a manner that results in any shares of Common Stock covered by such Award not being issued or being so reacquired by the Company, the unused Common Stock covered by such Award shall again be available for the grant of Awards under the Plan. Further, shares of Common Stock delivered (whether by actual delivery or attestation) or tendered to the Company by a Participant to satisfy the applicable exercise or purchase price of an Award and/or to satisfy any applicable tax withholding obligation (including shares retained by the Company from the Award being exercised or purchased and/or creating the tax obligation) shall again be available for the grant of Awards under the Plan. However, in the case of Incentive Stock Options, the foregoing provisions shall be subject to any limitations under the Code. Shares of Common Stock issued under the Plan may consist in whole or in part of authorized but unissued shares, shares purchased on the open market, or treasury shares. At no time while there is any Option (as defined below) outstanding and held by a Participant who was a resident of the State of California on the date of grant of such Option, shall the total number of shares of Common Stock issuable upon exercise of all outstanding options and the total number of shares provided for under any stock bonus or similar plan or agreement of the Company exceed the applicable percentage as calculated in accordance with the conditions and exclusions of Section 260.140.45 of the California Code of Regulations (the “California Regulations”), based on the shares of the Company which are outstanding at the time the calculation is made.”

2.	This Second Amendment shall be governed by and interpreted in accordance with the laws of the State of Delaware, excluding choice-of-law principles of the law of such state that would require the application of the laws of a jurisdiction other than such state.

3.	All capitalized terms used but not otherwise defined herein shall have the meaning assigned to them in the Plan. Except as expressly amended hereby, the Plan shall remain in full force and effect in accordance with its terms.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Second Amendment to the Oruka Therapeutics, Inc. Amended and Restated 2024 Equity Incentive Plan, effective as of the Amendment Effective Date.

ORUKA THERAPEUTICS, INC.

By:	/s/ Lawrence Klein
Name:	Lawrence Klein
Title:	Chief Executive Officer

Signature page to second

amendment to the

oruka therapeutics, inc.

Amended and restated

2024 equity incentive plan